EXHIBIT 99.2

Media Contacts:
Christopher Downie
Motient Communications
847-478-4200
chris.downie@motient.com

Motient Corporation Announces Results of Internal Investigation

Audit Committee Concludes that Board Member's Allegations are Without Merit

October 6, 2005 - Lincolnshire, IL - Motient Corporation (MNCP) today announced that the audit committee of its board of directors, assisted by its independent special counsel, has concluded an internal investigation that it began in July 2005 to investigate the validity of allegations made by investor and board member James D. Dondero concerning certain members of the company's current and former board, certain members of management, and certain consultants and advisors, and has found the allegations to be completely baseless, unsubstantiated, and without merit.

Motient's board instructed the audit committee to commence its investigation after the committee, in June 2005, received a letter from Mr. Dondero setting forth his allegations. The board gave the audit committee full freedom and authority to conduct an objective, comprehensive review of all of Mr. Dondero's allegations, and also requested that Mr. Dondero provide the audit committee with any evidence he had substantiating those allegations. Despite the board's repeated requests, and Mr. Dondero's repeated promises to do so, Mr. Dondero failed to produce any material evidence. Nevertheless, the committee proceeded with its inquiry.

As part of this comprehensive inquiry, the audit committee retained independent special counsel, distributed written requests for information, reviewed company documents and other evidence, and conducted multiple interviews. Based on this report, the committee concluded that Mr. Dondero's allegations were objectively refutable and without merit, and cleared all of the subjects of Mr. Dondero's allegations of any wrongdoing.

Mr. Dondero's allegations came shortly after the board's decision to restructure its committees to comply with NASDAQ listing requirements regarding disinterested directors. As part of this restructuring effort, the board determined that under NASDAQ rules, Mr. Dondero was not eligible to remain a member of the board's compensation committee. Mr. Dondero objected to this decision and unsuccessfully demanded that he be reinstated to the compensation committee. He then placed telephone calls to several Motient investors, during which he admittedly discussed matters concerning Motient that the board believes may have included his inappropriate disclosure of material, nonpublic information. When the board was apprised of this conduct, it immediately responded by instructing its nominating committee to further investigate Mr. Dondero's conduct. This investigation remains open while the nominating committee awaits Mr. Dondero's response to the nominating committee's long-outstanding and repeated requests for information.

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Shortly after Mr. Dondero prompted the nominating committee's investigation concerning Mr. Dondero's conduct, Mr. Dondero's investment companies--Highland Capital Management and certain of its affiliates that are Motient shareholders--filed three lawsuits against Motient and other defendants. Highland's lawsuit against certain Motient directors, officers, and consultants was purportedly filed on Motient's behalf and involves the same allegations Mr. Dondero brought to the audit committee's attention in June. The other two lawsuits, filed against Motient and Motient's outside counsel, seek damages allegedly suffered because Mr. Dondero's companies claim to have been damaged by their purchase of Motient preferred stock. All defendants in these cases have retained outside counsel and intend to vigorously defend against all of Highland's allegations.

Robert Macklin, Motient's General Counsel, said, "Motient is disappointed that Mr. Dondero opted to lodge unsubstantiated allegations and initiate wasteful litigation at the expense of Motient's shareholders. Now that the audit committee has completed its comprehensive internal investigation, we call upon Mr. Dondero to immediately withdraw his lawsuits and cooperate with the nominating committee's separate ongoing investigation into his conduct."

About Motient Corporation:

Motient is a nationwide provider of terrestrial wireless data solutions for Fortune 500 companies and the small to medium size enterprise business market. Motient provides access to multiple networks platforms, including GPRS, 1XRTT and its own DataTac Network. Motient simplifies the wireless experience for application providers, hardware vendors, value added resellers and customers by offering proprietary applications, one source support and wireless consulting services that enhance the performance, efficiency and cost-effectiveness of enterprise wireless networks.

Motient is also the controlling shareholder of TerreStar Networks Inc., a development-phase satellite communications company, and a minority shareholder of Mobile Satellite Ventures, LP, an established satellite communications company. TerreStar and MSV are both in the process of developing next-generation hybrid networks that plan to provide ubiquitous wireless service by integrating land-based towers and powerful satellites. These new networks will deliver services to standard wireless devices everywhere in North America. For additional information on Motient, please visit the company's website at www.motient.com.


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